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                                                                    EXHIBIT 3(i)



                             ARTICLES OF RESTATEMENT

                                       FOR

                               THE BRINK'S COMPANY

     1. The name of the corporation is THE BRINK'S  COMPANY.

     2. The text of the Amended and Restated Articles of Incorporation is set forth below:


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       of

                               THE BRINK'S COMPANY



                                   ARTICLE I

     The name of the Corporation is THE BRINK'S COMPANY.

                                   ARTICLE II

     The purpose for which the Corporation is organized is to transact any lawful business not required to be stated in the Articles of Incorporation.

                                  ARTICLE III

     The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred seventy-two million (172,000,000), of which two million (2,000,000) shares shall be shares of Preferred Stock, par value $10.00 per share (hereinafter called "Preferred Stock") and one hundred seventy million (170,000,000) shares shall be shares of common stock, par value $1.00, of which one hundred million (100,000,000) shall be shares of a series of common stock designated as The Brink's Company Common Stock, par value $1.00 per share ("Brink's Stock"). The Brink's Stock shall hereinafter be called "Common Stock".

                                   DIVISION I

     The preferences, limitations and relative rights of the shares of Common Stock are as follows:

1.   Dividend Rights.

     (a) Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the Common Stock out of funds of the Corporation legally available therefor. Subject to the foregoing, the declaration and payment of dividends on the Common Stock and the amount thereof, shall at all times be solely in the discretion of the Board of Directors.


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     (b)  Distribution  Determination.  Pursuant  to  Section  13.1-653  of  the
Virginia Stock Corporation Act (the "VSCA"), the Board of Directors may base a determination that a proposed dividend distribution is out of funds legally available therefor under Virginia law either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of the Corporation's total net assets or other method that is reasonable in the circumstances.

2.   Voting Rights.

     (a) Voting Rights. Each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the stock transfer books of the Corporation.

     (b) Vote Required. Unless the Board of Directors conditions its submission of a particular matter on receipt of a greater vote or on any other basis permitted by applicable law, the vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of any of the following that by applicable law are required to be submitted to shareholders for their approval: (i) any amendment or restatement of these Amended and Restated Articles of Incorporation, except as otherwise prescribed by Section 13.1-708 of the VSCA; (ii) a plan of merger; (iii) a plan of share exchange;
(iv) the sale, lease, exchange or other disposition of all or substantially all the property of the Corporation otherwise than in the usual and regular course of its business; or (v) a proposal to dissolve the Corporation. The foregoing provisions shall not be construed to alter or modify in any respect the voting requirements prescribed by the VSCA which would in the absence of such provisions be applicable to approval of any affiliated transaction (as defined in the VSCA) or any amendment of the Amended and Restated Articles of Incorporation of the Corporation relating to the vote required for approval of any affiliated transaction.

3. Determinations by the Board of Directors. Any determinations made by the Board of Directors of the Corporation or any committee of the Board, a majority of which are "disinterested directors", under any provision in this Division I of Article III shall be final and binding on all shareholders of the Corporation. For this purpose, any director who is not an employee of or a consultant to the Corporation and who is not, directly or indirectly, the beneficial owner of 1 percent or more of the outstanding shares of Common Stock shall be considered "disinterested", even though such director may beneficially own a greater amount of one class of Common Stock than of the other class of Common Stock.

                                  DIVISION II

     Subject to applicable laws and to this Article III, the Board of Directors of the Corporation may determine the preferences, limitations and relative rights of the Preferred Stock and of any series of such Preferred Stock by filing an amendment to these Amended and Restated Articles of Incorporation pursuant to Section 13.1-639 of the VSCA. Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, convertibility, distribution and preference on dissolution or otherwise.

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                  Terms of the Preferred Stock are as follows:
                  --------------------------------------------

A.   Series A Participating Cumulative Preferred Stock

1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be 50,000; provided, however, that if more than a total of 50,000 shares of Series A Preferred Stock shall be issuable upon the exercise of rights issued pursuant to the Amended and Restated Rights Agreement, dated as of September 1, 2003, between the Corporation and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 13.1-639 of the VSCA, shall direct by resolution or resolutions that articles of amendment to these Amended and Restated Articles of Incorporation be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 13.1-604 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased ( to the extent that the Amended and Restated Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such rights.

2.   Dividends or Distributions.

     (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock not by its terms ranking on a parity with, or junior to, the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (i) quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, of $10.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (ii) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and (ii) dividends payable in cash on the payment date for each cash dividend declared on Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Brink's Formula Number (as defined below) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding share of Series A Preferred Stock a dividend or distribution in like kind of the Brink's Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the "Brink's Formula Number" shall be 1,000; provided, however, that if at any time after September 1, 2003, the Corporation shall (x) declare or pay any dividend



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on Common Stock  payable in shares of Common Stock or make any  distribution  on
Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Brink's Formula Number shall be adjusted to a
number   determined  by  multiplying   the  Brink's  Formula  Number  in  effect
immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that if at any time after September 1, 2003, the Corporation shall issue any shares of its capital stock in a reclassification or change of the outstanding shares of Common Stock (including any such reclassification or change in connection with a merger in which the Corporation is the surviving corporation), then in each such event the Brink's Formula Number shall be appropriately adjusted to reflect such reclassification or change.

     (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) above immediately prior to or at the same time it declares a dividend or distribution on Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on Common Stock.

     (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

     (e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

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3.   Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the product of (1) the Brink's Formula Number then in effect for each share of Series A Preferred Stock held of record on each matter on which holders of Common Stock are entitled to vote times (2) the maximum number of votes per share which the holders of Common Stock then have with respect to such matter.

     (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other class of capital stock entitled to vote in the election of directors shall vote together as one class for the election of directors of the Corporation. In addition, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all other matters submitted to a vote of holders of Common Stock.

     (c) If at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with other holders of capital stock as set forth in Section 3(a) for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of such other holders, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Brink's Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this
Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

     (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

4.   Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $60.00 per share or (ii) an aggregate amount per share equal to the Brink's Formula Number then in effect times the aggregate

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amount to be  distributed  per share to holders of Common  Stock,  or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Brink's Formula Number then in effect times the aggregate amount of stock, securities, cash or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed.

7. Redemption; No Sinking Fund. (a) The outstanding shares of Series A Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time at which, in the good faith determination of the Board of Directors, no person beneficially owns more than 10 percent of the aggregate voting power represented by all the outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors of the Corporation, at a cash price per share equal to (i) 125 percent of the product of the Brink's Formula Number times the Common Stock Market Value (as such term is hereinafter defined), plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. The "Common Stock Market Value" on any date shall be deemed to be the average of the daily closing prices, per share, of Common Stock for the 30 consecutive Trading Days immediately prior to the date in question. The closing price for each Trading Day shall be the last sale price, regular way, or in case no such sale takes place on such Trading Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system if Common Stock is listed or admitted to trading on a national securities exchange or, if Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such Trading Day Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in Common Stock selected by the Board of Directors of the Corporation. If on any such Trading Day no market maker is making a market in Common Stock, the fair value of Common Stock on such Trading Day shall mean the fair value of Common Stock as determined in good faith by the Board of Directors of the Corporation. "Trading Day" shall mean a day on which the principal national securities exchange on which Common Stock is listed or admitted to trading is open for the transaction of business or, if Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in the Borough of Manhattan, the City of New York, are authorized or obligated by law or executive order to close.

     (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

8. Ranking. The Series A Preferred Stock shall rank senior to Common Stock and junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is not smaller than one one-thousandth (1/1000th) of a share or any integral multiple of such fraction. At the election of the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, either (i) certificates may be issued to evidence such authorized fraction of a share of Series A Preferred Stock, or (ii) any such authorized fraction of a share of Series A Preferred Stock may be evidenced by depositary receipts pursuant to an appropriate agreement between the Corporation and a depositary selected by the Corporation; provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Preferred Stock.

10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the first paragraph of Division II of Article III.

11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of more than 66 ? percent of the outstanding shares of Series A Preferred Stock, voting as a separate class.

                                   ARTICLE IV

1. No holder of any class of capital stock of the Corporation shall have any preemptive right to subscribe for, purchase or acquire (i) any shares of capital stock of the Corporation, (ii) any securities convertible into or exchangeable for any such shares or (iii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares or securities.

2. Rights, options or warrants for the purchase of shares of any class of capital stock of the Corporation may be issued upon such terms and conditions and for such consideration as may be approved by the Board of Directors. Approval of the shareholders of the Corporation shall not be required for any such issue, whether or not issued to directors, officers or employees of the Corporation or any of its subsidiaries rather than generally to holders of shares of any such class.

                                   ARTICLE V

1. The Board of Directors shall consist of such number of individuals, not less than nine or more than fifteen, as shall be specified in or fixed in accordance with the bylaws of the Corporation. Directors may be removed only with cause.

2. Directors shall be divided into three classes, each class to be as nearly equal in number as possible, the number to be assigned each class to be determined by, or in the manner provided in, the bylaws of the Corporation, or in the absence of any such provision, then by the Directors prior to the election of a particular class. At each annual meeting the successors to directors whose terms shall expire that year shall be elected to a term of three years; provided, however, that at least three directors shall be elected in each year.

3. In addition to any other vote that may be required by statute, stock exchange regulations, these Amended and Restated Articles of Incorporation or any amendment thereto, or the bylaws of the Corporation, the vote of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Section 1 or Section 2 of this
Article V or this Section 3.

                                   ARTICLE VI

     The private property of the shareholders of the Corporation shall not be subject to payment of corporate debts to any extent whatever.

                                  ARTICLE VII

     The Board of Directors shall have the power to make, amend or repeal bylaws of the Corporation.

                                  ARTICLE VIII

1. In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, an officer or a director of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment shall have been entered against the director or officer because of a finding that the act or omission for which the officer or director was adjudged liable had been proved to be due to his or her willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

2. Without limiting any of the provisions of this Article VIII, each officer, director or employee of the Corporation shall be entitled to indemnity, including indemnity with respect to a proceeding by or in the right of the

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Corporation, to the fullest extent required or permitted under the provisions of the VSCA as in effect from time to time, except only an indemnity against willful misconduct or a knowing violation of the criminal law. No amendment or repeal of this Article VIII shall apply to or have any effect on the rights provided under this Article VIII with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make such indemnity and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such officer, director or employee in connection with such actions and determinations or proceedings of any kind arising therefrom.

3. The Corporation shall promptly pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by an officer, director or employee of the Corporation in connection with any proceeding (whether or not made a party) arising from his or her status as such officer, director or employee, in advance of final disposition of any such proceeding upon receipt by the Corporation from such officer, director or employee of (a) a written statement of good faith belief that he or she is entitled to indemnity by the Corporation, and (b) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.

4. The rights of each officer, director or employee of the Corporation under this Article VIII or as otherwise provided by law shall continue regardless of cessation of their status as such and shall inure to the benefit of their respective heirs, executors, administrators and legal representatives. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VIII or applicable laws of the Commonwealth of Virginia.

5. The rights to indemnity and payment or reimbursement of expenses provided under this Article VIII shall extend to any individual who, while a director or officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee (including service as a named fiduciary), employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

6. The provisions of this Article VIII shall be applicable regardless of when a transaction, occurrence or course of conduct on which a proceeding is based, in whole or in part, took place.

7. Each provision in this Article VIII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision. The provisions of this Article VIII shall be in addition to, and not in limitation of, all rights to indemnity and payment or reimbursement of expenses required or permitted by applicable provisions of law.


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     3. All  issued  and  outstanding  shares of each of BAX Stock and  Minerals
Stock (each as defined in the prior Restated Articles of Incorporation) have been exchanged for shares of Common Stock and are no longer issued and outstanding in accordance with prior Division I Sections 2(b)(ii), 2(c)(ii) and 2(e)(v) of the Restated Articles of Incorporation. All issued and outstanding shares of each of Series B Preferred Stock, Series C Preferred Stock and Series
D  Preferred  Stock  (each  as  defined  in  the  prior  Restated   Articles  of
Incorporation) are no longer issued and outstanding in accordance with prior Division II, Sections B.10., C.5. and D.10., respectively, of the Restated Articles of Incorporation

     4. The Corporation hereby certifies that this Amended and Restated Articles of Incorporation contains no amendment to the articles requiring shareholder approval pursuant to Sections 13.1-652.A., 13.1-706 and 13.1-639.E of the VSCA. The Board of Directors approved and adopted the Amended and Restated Articles of Incorporation as of February 25, 2005.


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     IN WITNESS  WHEREOF,  The Brink's  Company has caused this instrument to be signed by its Secretary this 28th day of February, 2005.



                                            THE BRINK'S COMPANY



                                            By   /s/ Austin F. Reed
                                                 ------------------
                                                 Austin F. Reed
                                                 Secretary